UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities

Exchange Act of 1934

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TEKELEC

(Name of Registrant as Specified in Its Charter)

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5200 Paramount Parkway,

Morrisville, North Carolina 27560

These supplemental disclosures to the definitive proxy statement of the Company filed with the U.S. Securities and Exchange Commission and mailed to the Company’s shareholders on December 19, 2011 (the “Proxy Statement”) are being filed pursuant to a memorandum of understanding regarding the settlement of certain shareholder litigation relating to the Agreement and Plan of Merger (the “Merger Agreement”), dated November 6, 2011, by and among Tekelec (the “Company”), Titan Private Holdings I, LLC (“Parent”) and Titan Private Acquisition Corp. (“Merger Subsidiary”), providing for the merger of Merger Subsidiary with and into the Company.

SUPPLEMENT TO PROXY STATEMENT

In connection with the settlement of certain shareholder suits relating to the Merger Agreement, the Company has agreed to make these supplemental disclosures to the Proxy Statement.

The Company believes that no further disclosure is required to supplement the Proxy Statement under applicable laws; however, to avoid the risk that the shareholder litigation might delay or otherwise adversely affect the consummation of the transactions contemplated by the Merger Agreement and to minimize the expense of defending such action, the Company has agreed, pursuant to the terms of the proposed settlement, to make supplemental disclosures to the Proxy Statement, all of which are set forth below. Subject to the completion of confirmatory discovery by counsel to the plaintiffs, the memorandum of understanding contemplates that the parties will enter into a settlement agreement. The settlement agreement will be subject to customary conditions, including court approval. In the event that the parties enter into a settlement agreement, a hearing will be scheduled at which the Superior Court of California, County of San Diego will consider the fairness and adequacy of the settlement. If the settlement is finally approved by the court, it will resolve and release all claims in all actions that were or could have been brought by the plaintiffs challenging any aspect of the transactions contemplated by the Merger Agreement and any disclosure made in connection therewith. The settlement will not affect the merger consideration per share of $11.00, in cash, without interest, to be paid subject to the terms and conditions of the Merger Agreement. There can be no assurance that the parties will ultimately enter into a settlement agreement or that the court will approve the settlement even if the parties were to enter into such settlement agreement. In such event, the proposed settlement as contemplated by the memorandum of understanding may be terminated.

This supplemental information should be read in conjunction with the Proxy Statement, which should be read in its entirety. Defined terms used but not defined herein have the meanings set forth in the Proxy Statement.

Opinion of Tekelec’s Financial Advisor

The section of the Proxy Statement beginning on page 35 under the heading “Opinion of Our Financial Advisor” is a summary of the material financial analysis delivered by Goldman, Sachs & Co. (“Goldman Sachs”) to the Company’s board of directors in connection with Goldman Sachs rendering its opinion to the Company’s board of directors regarding the fairness of the consideration to be paid to the holders (other than Parent or its affiliates) of outstanding shares of the Company’s common stock pursuant to the Merger Agreement.

Selected Companies Analysis

The last paragraph in the subsection “Selected Companies Analysis” appearing on page 39 of the Proxy Statement, including the table following that paragraph, is hereby amended and restated as follows:

“Goldman Sachs also compared:

•	the estimated rate of growth in revenues and EBITDA for the selected companies with the estimated rate of growth in revenues and EBITDA for the Company for calendar years 2011, 2012 and 2013;

•	the estimated 2011 EBITDA margin for the selected companies with the estimated 2011 EBITDA margin for the Company;

•

enterprise value as a multiple of estimated 2011 revenues and estimated 2012 revenues for the selected companies with enterprise value as a multiple of estimated 2011 revenues and estimated 2012 revenues for the Company;

•

price as a multiple of estimated 2011 Adjusted EPS and estimated 2012 Adjusted EPS for the selected companies with price as a multiple of estimated 2011 Adjusted EPS and estimated 2012 Adjusted EPS for the Company;

•	price as a multiple of estimated 2012 Adjusted EPS (excluding cash) for the selected companies with price as a multiple of estimated 2012 Adjusted EPS (excluding cash) for the Company;

•

price/Adjusted EPS ratio as a multiple of estimated 2011 Adjusted EPS growth and estimated 2012 Adjusted EPS growth for the selected companies with price/Adjusted EPS ratio as a multiple of estimated 2011 Adjusted EPS growth and estimated 2012 Adjusted EPS growth for the Company; and

•

enterprise value as a multiple of estimated 2011 EBITDA and estimated 2012 EBITDA for the selected companies with enterprise value as a multiple of estimated 2011 EBITDA and estimated 2012 EBITDA for the Company.

The following table presents the results of these analyses:

	2011-2012 Revenue Growth	2012- 2013 Revenue Growth	2011- 2013 EBITDA Growth	2011 EBITDA Margin	2011 EV/ Revenue	2012 EV/ Revenue	2011 P/Adjusted EPS	2012 P/ Adjusted EPS	2012 P/ Adjusted EPS (ex. cash)	2011 P/E/ G	2012 P/E/ G	2011 EV/ EBITDA	2012 EV/ EBITDA

The Company (Forecasts)	(2.7%)	5.0%	25.3%	16.4%	1.1x	1.1x	22.2x	16.5x	10.7x	0.8x	0.6x	6.8x	5.5x

The Company (IBES)	(1.5%)	5.4%	0.0%	16.4%	1.1x	1.1x	24.8x	22.5x	14.9x	NM	NM	6.9x	8.0x

Low	(5.6%)	(2.5%)	(5.2%)	4.0%	0.3x	0.3x	8.6x	6.4x	5.5x	0.6x	0.5x	3.3x	2.9x

High	35.6%	41.0%	78.8%	44.1%	7.9x	6.2x	46.9x	38.7x	33.2x	2.1x	1.5x	47.3x	27.0x

Illustrative Leveraged Buyout Analysis.

The subsection “Illustrative Leveraged Buyout Analysis” beginning on page 40 and ending on page 41 of the Proxy Statement is hereby amended and restated as follows:

“Goldman Sachs performed an illustrative leveraged buyout analysis using the Forecasts and publicly available historical information. In performing the illustrative leveraged buyout analysis, Goldman Sachs assumed (i) a net operating loss balance of $182.6 million, as reported in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, (ii) a first-out term loan of $100 million with an assumed annual interest rate of 7.50% over the London Interbank Offered Rate (“LIBOR”) with a LIBOR floor of 1.50%, (iii) a last-out term loan of $300 million with an assumed annual interest rate of 12.00% over LIBOR with a LIBOR floor of 1.50%, (iv) a purchase price per share of the Company’s common stock of $11.00 in cash, and (v) closing of the transaction at the end of calendar year 2011. Goldman Sachs also used a range of illustrative one-year forward exit enterprise value to EBITDA multiples of 4.5x to 6.5x for the assumed exit at the end of 2016, which reflect illustrative implied prices at which a hypothetical financial buyer might exit its investment through a sale transaction. This illustrative range of exit multiples was derived by Goldman Sachs utilizing its professional judgment and experience, taking into account the EV / 2012 EBITDA trading multiple for the Company’s common stock on the day before the transaction was announced, using the Forecasts for 2012 EBITDA. This analysis resulted in illustrative internal rate of equity returns to a hypothetical financial buyer ranging from 26.6% to 36.8%.

Using the Forecasts, Goldman Sachs also performed an illustrative sensitivity analysis to illustrate the effect of decreases in annual revenue growth and EBITDA margins for the Company. The analysis utilized (i) an illustrative range of EBITDA margins achieved for the fiscal years 2012 through 2016 of 50.0% to 100.0% of the Company’s EBITDA margins according to the Forecasts, (ii) an illustrative range of incremental revenue growth rates of (5.0%) to 0.0% in each of the fiscal years 2012 through 2016 and (iii) a 2016 one-year forward exit enterprise value to EBITDA multiple of 5.5x. This sensitivity analysis resulted in illustrative internal rate of equity returns to a hypothetical financial buyer ranging from not meaningful (i.e., did not result in a positive illustrative internal rate of equity return) to 32.1%.”

Illustrative Discounted Cash Flow Analysis

The subsection “Illustrative Discounted Cash Flow Analysis” beginning on page 39 and ending on page 40 of the Proxy Statement is hereby amended and restated as follows:

“Goldman Sachs performed an illustrative discounted cash flow analysis on the Company to determine a range of implied present values per share of the Company’s common stock using the Forecasts and publicly available historical information. First, Goldman Sachs calculated the net present value of the unlevered free cash flows for the Company’s Global Signaling Solutions (“GSS”) business for the fiscal years 2012 through 2020, and calculated the net present value of the illustrative terminal value of the GSS business in the fiscal year 2021 by applying a range of enterprise value to EBITDA multiples of 0.0x to 2.0x to the estimated EBITDA in the fiscal year 2021 for the GSS business, in each case using discount rates ranging from 10.2% to 14.2%, reflecting estimates of the GSS business’ weighted average cost of capital. The ranges of discount rates used in this analysis were derived by Goldman Sachs utilizing the capital asset pricing model, which takes into account, among other things, certain financial metrics for the United States financial markets, including the historical arithmetic average equity market risk premium for the period 1926-2010 supplied by Ibbotson Associates. Goldman Sachs then calculated the implied present value of the GSS business by adding the present value of the projected cash flows from the GSS business for the fiscal years 2012 through 2020 to the present value of the terminal value for the GSS business in the fiscal year 2021. Goldman Sachs then calculated indications of net present value of the unlevered free cash flows for the Company’s Broadband Network Solutions (“BNS”) business for the fiscal years 2012 through 2020, and calculated the net present value of the illustrative terminal value of the BNS business in the fiscal year 2021 by applying a range of perpetuity growth rates of 1.0% to 5.0% to the estimated unlevered free cash flows in the fiscal year 2021 for the BNS business, in each case using discount rates ranging from 16.8% to 20.8%, reflecting estimates of the BNS business’ weighted average cost of capital. Goldman Sachs then calculated the implied present value of the BNS business by adding the present value of the projected cash flows from the BNS business for the fiscal years 2012 through 2020 to the present value of the terminal value for the BNS business in the fiscal year 2021. Using the Forecasts, Goldman Sachs also calculated the illustrative present value of the Company’s net operating loss, using a discount rate of 14.7%, reflecting an estimate of the Company’s cost of equity.

Goldman Sachs then calculated the implied present value of the Company on a per share basis by adding (i) the implied present value of the GSS business, divided by the number of shares of the Company’s common stock outstanding (as determined on a fully diluted basis using implied price and treasury method for options) as of November 4, 2011, which we refer to as the “Fully Diluted Shares Outstanding,” (ii) the implied present value of the BNS business, divided by the Fully Diluted Shares Outstanding, (iii) the amount of the Company’s estimated total cash as of December 31, 2011 according to the Forecasts, divided by the Fully Diluted Shares Outstanding, and (iv) the implied present value of the Company’s net operating loss, divided by the Fully Diluted Shares Outstanding. This analysis resulted in a range of illustrative per share value indications from $10.38 to $13.40.

Goldman Sachs also performed an illustrative sensitivity analysis for the GSS and BNS businesses on a per share basis to illustrate the effect of increases or decreases in annual revenue growth and EBITDA margins for the Company. For the GSS business, the analysis utilized (i) an illustrative range of EBITDA margins achieved for the fiscal years 2011 through 2020 of 50.0% to 100.0% of the GSS business’ EBITDA margins according to the Forecasts, (ii) an illustrative range of incremental revenue growth rates of (7.5%) to 2.5% in each of the fiscal years 2011 through 2020 and (iii) a 2021 enterprise value to EBITDA multiple of 1.0x and discount rate of 12.2% (representing the midrange of the enterprise value to EBITDA multiples and discount rates utilized in the illustrative discounted cash flow analysis described above, which we refer to as the “GSS Midrange Values”) discounted to December 31, 2011. For the BNS business, the analysis utilized (i) an illustrative range of EBITDA margins achieved for the fiscal years 2011 through 2020 of 50.0% to 100.0% of the BNS business’ EBITDA margins according to the Forecasts, (ii) an illustrative range of incremental revenue growth rates of (7.5%) to 2.5% in each of the fiscal years 2011 through 2020 and (iii) a perpetuity growth rate of 3.0% and a discount rate of 18.8% (representing the midrange of the perpetuity growth rates and discount rates utilized in the illustrative discounted cash flow analysis described above, which we refer to as the “BNS Midrange Values”) discounted to December 31, 2011. This sensitivity analysis resulted in (i) impacts to the illustrative per share value attributable to the GSS business calculated in the discounted cash flow analysis described above using the GSS Midrange Values ranging from ($2.44) to $0.41, and (ii) impacts to the illustrative per share value attributable to the BNS business calculated in the discounted cash flow analysis described above using the BNS Midrange Values ranging from ($3.31) to $0.90.”

Projected Financial Information.

The section “Projected Financial Information”, beginning on page 43 of the Proxy Statement, is supplemented as follows:

Unlevered Free Cash Flow

($ millions)

	2011E	2012E	2013E	2014E	2015E	2016E	2017E	2018E	2019E	2020E
GSS	$124	$80	$65	$54	$42	$36	$28	$24	$20	$17
BNS	$(99)	$(92)	$(10)	$19	$43	$60	$78	$86	$91	$97
DTA	$8	$11	$20	$32	$25	$0	$0	$0	$0	$0

The following detailed financial projections for the GSS and BNS businesses and the deferred tax asset (“DTA”) were used by Management in arriving at the above summary of the Unlevered Free Cash Flows:

GSS

	2011E	2012E	2013E	2014E	2015E	2016E	2017E	2018E	2019E	2020E

Total Revenue	$ 352	$ 272	$ 198	$ 164	$ 127	$ 106	$ 82	$ 70	$ 59	$ 50

% Growth		(22.5)%	(27.5)%	(17.3)%	(22.3)%	(16.8)%	(22.0)%	(15.3)%	(15.0)%	(15.0)%

EBITDA	$ 142	$ 129	$ 93	$ 78	$ 59	$ 50	$ 37	$ 30	$ 24	$ 19

% Margin	40.4%	47.4%	46.8%	47.4%	46.6%	47.7%	45.1%	42.5%	39.9%	36.9%

EBIT	$ 130	$ 118	$ 85	$ 74	$ 57	$ 48	$ 35	$ 28	$ 22	$ 17

D&A	12	11	8	4	3	2	2	2	2	1

P&L Taxes	(38)	(34)	(25)	(21)	(16)	(14)	(10)	(8)	(6)	(5)

Effective Tax Rate	29.0%	29.0%	29.0%	29.0%	29.0%	29.0%	29.0%	29.0%	29.0%	29.0%

Capex	(4)	(3)	(3)	(2)	(2)	(2)	(2)	(1)	(1)	(1)

Δ WC (incl. Restruct.)	27	(12)	2	2	3	3	3	4	5	5

Post Tax SBC (at 29%)	(5)	(4)	(3)	(2)	(2)	(1)	(1)	(1)	(1)	(1)

Tax Effect on Restruc.	2	4	1	0	-	-	-	-	-	-

Unlevered FCF	$ 124	$ 80	$ 65	$ 54	$ 42	$ 36	$ 28	$ 24	$ 20	$ 17

BNS
	2011E	2012E	2013E	2014E	2015E	2016E	2017E	2018E	2019E	2020E

Total Revenue	$ 54	$ 123	$ 217	$ 291	$ 364	$ 422	$ 481	$ 506	$ 528	$ 555

% Growth		126.5%	77.1%	34.3%	25.0%	15.8%	14.1%	5.0%	4.5%	5.0%

EBITDA	$(76)	$(47)	$ 12	$ 60	$ 97	$ 121	$ 148	$ 157	$ 164	$ 174

% Margin	NM	NM	5.6%	20.7%	26.6%	28.7%	30.8%	31.0%	31.1%	31.4%

EBIT	$(82)	$(57)	$(0)	$ 47	$ 82	$ 105	$ 131	$ 139	$ 147	$ 157

D&A	6	9	12	13	15	16	17	17	17	18

P&L Taxes	-	-	-	(14)	(24)	(30)	(38)	(40)	(43)	(45)

Effective Tax Rate	29.0%	29.0%	29.0%	29.0%	29.0%	29.0%	29.0%	29.0%	29.0%	29.0%

Capex	(13)	(14)	(14)	(17)	(17)	(17)	(17)	(18)	(18)	(18)

Δ WC (incl. Restruct.)	(9)	(28)	(3)	(6)	(8)	(8)	(8)	(6)	(6)	(7)

Post Tax SBC (at 29%)	(2)	(3)	(4)	(5)	(6)	(6)	(6)	(6)	(6)	(7)

Tax Effect on Restruc.	1	1	0	-	-	-	-	-	-	-

Unlevered FCF	$(99)	$(92)	$(10)	$ 19	$ 43	$ 60	$ 78	$ 86	$ 91	$ 97

Deferred Tax Asset Benefit

	2011E	2012E	2013E	2014E	2015E	2016E	2017E	2018E	2019E	2020E

DTA Used	$ 8	$ 11	$ 20	$ 32	$ 25	$ 0	$ 0	$ 0	$ 0	$ 0

Background of the Merger.

The section entitled “Background of the Merger”, which begins on page 26 of the Proxy Statement, is supplemented at page 28 as follows:

At some point during the summer of 2011, senior representatives from Siris and Party D communicated to Mr. de Lange that if Siris or Party D successfully acquired the Company, there was a strong likelihood that they would want to retain the Company’s current management team. No substantive discussions about the terms of such employment or compensation related thereto occurred with Party D and no substantive discussions about the terms of such employment or compensation related thereto occurred with Siris until after October 29, 2011. The intent of Siris and Party D to retain management was similar to disclosures of intent by other bidders involved in the process to acquire Tekelec.